AMENDMENT NO. 1 TO AT MARKET ISSUANCE SALES AGREEMENT

December 27, 2021

B. Riley Securities, Inc.
299 Park Avenue, 7th Floor
New York, NY 10171

Ladies and Gentlemen:

Cumberland Pharmaceuticals Inc. (the “Company”) and B. Riley Securities, Inc. (formerly B. Riley FBR, Inc.) (the “Agent,”) are parties to that certain At Market Issuance Sales Agreement dated November 7, 2017 (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties, intending to be legally bound, hereby amend the Original Agreement as follows:

1.With respect to issuances of Placement Shares that occur on or after the date hereof, reference to the “Registration Statement” in the Original Agreement shall refer to the registration statement on Form S-3 (File No. 333-251308), as amended, filed with the Securities and Exchange Commission on December 11, 2020 and declared effective January 8, 2021 (“New Registration Statement”).

2.Section 6(k) of the Original Agreement is hereby deleted in its entirety and replaced as follows:

    “S-3 Eligibility. At the time the Registration Statement was or will be filed and declared effective, and at the time the Company’s most recent Annual Report on Form 10-K was filed with the Commission, the Company met or will meet the then applicable requirements for the use of Form S-3 under the Securities Act, including, but not limited to, General Instruction I.B.6 of Form S-3, if applicable. As of the close of trading on the Exchange on December 6, 2021, the aggregate market value of the outstanding voting and non-voting common equity (as defined in Rule 405) of the Company held by persons other than affiliates of the Company (pursuant to Rule 144 of the Securities Act, those that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, the Company) (the “Non-Affiliate Shares”), was approximately $59,991,914 (calculated by multiplying (x) the price at which the common equity of the Company was last sold on the Exchange on December 6, 2021 times (y) the number of Non-Affiliate Shares as of the date hereof). The Company is not a shell company (as defined in Rule 405 under the Securities Act) and has not been a shell company for at least 12 calendar months previously and if it has been a shell company at any time previously, has filed current Form 10 information (as defined in General Instruction I.B.6 of Form S-3) with the Commission at least 12 calendar months previously reflecting its status as an entity that is not a shell company.”

3.Section 6(p) of the Original Agreement is hereby deleted in its entirety and replaced as follows:
“Independent Public Accountant. BDO USA LLP (“BDO”) and BKD LLP (“BKD” and together with BDO, the “Accountants”), whose reports on the consolidated financial statements of the Company are filed with the Commission as part of the Company’s most recent Annual Report on Form 10-K filed with the Commission and incorporated into the Registration Statement, are and, during the periods covered by their reports, were independent public accountants within the meaning of the Securities Act and the Public Company Accounting Oversight Board (United States). BKD is the current independent registered public accounting firm of the Company. To the Company’s knowledge, the Accountants are not in violation of the auditor independence requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to the Company.”

4.All references to “November 7, 2017” set forth in Schedule 1 and Exhibit 7(l) of the Original Agreement are revised to read “November 7, 2017 (as amended by Amendment No. 1 to At Market Issuance Sales Agreement, dated December 27, 2021)”.

5.The term “Company Counsel” in the Original Agreement is revised to refer to “Baker, Donelson, Bearman, Caldwell & Berkowitz, PC”.

6.The Company’s address for notice under Section 14 of the Original Agreement is hereby deleted in its entirety and replaced as follows:

“and if to the Company, shall be delivered to:

Cumberland Pharmaceuticals Inc.
2525 West End Avenue, Suite 950
Nashville, Tennessee 37203
Attention: John Hamm
Telephone: 615-255-0068
Email: jhamm@cumberlandpharma.com

with a copy to:

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
1600 West End Avenue, Suite 2000
Nashville, TN 37203
Attention: Tonya Mitchem Grindon
Telephone: 615-726-5607
Email: tgrindon@bakerdonelson.com”

7.In addition to the requirements under Section 9 of the Original Agreement, the Company agrees to pay the reasonable fees and disbursements of the Agent counsel in an amount not to exceed (a) $45,000 in connection with this Amendment No. 1 to At Market Issuance Sales Agreement and (b) $2,500 in the aggregate per calendar quarter in connection with ongoing diligence arising from the transactions contemplated by this Amendment and the Original Agreement.

8.Pursuant to Sections 7(n) and 10(f) of the Original Agreement, Agent agrees to waive any requirement for BDO to provide a Comfort Letter with respect to the Company’s financial statements as of and for the two-year period ended December 31, 2019.

9.Except as specifically set forth herein, all other provisions of the Original Agreement shall remain in full force and effect.

10.Entire Agreement; Amendment; Severability. This Amendment No. 1 to the Original Agreement together with the Original Agreement (including all schedules and exhibits attached hereto and thereto and Placement Notices issued pursuant hereto and thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment No. 1; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

11.Applicable Law; Consent to Jurisdiction. This amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

12.Waiver of Jury Trial. The Company and the Agent each hereby irrevocably waive any right they may have to a trial by jury in respect of any claim based upon or arising out of this amendment or any transaction contemplated hereby.

13.Counterparts. This amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed amendment by one party to the other may be made by facsimile transmission.

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If the foregoing correctly sets forth the understanding among the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Original Agreement between the Company and the Agent.

Very truly yours,
CUMBERLAND PHARMACEUTICALS, INC.
By:	/s/ A.J. Kazimi
Name:	A.J. Kazimi
Title:	Chief Executive Officer

B. RILEY SECURITIES, INC.
By:	/s/ Matt Feinberg
Name:	Matt Feinberg
Title:	Managing Director

[Signature page to Amendment No. 1 to At Market Issuance Sales Agreement]